Exhibit 99.1

ITT Announces Strong Results for 2013 Third Quarter

  Revenue grew 16 percent to $634 million, with organic revenue up 9 percent, representing strength across key geographies and strategic end markets
  GAAP earnings from continuing operations increased to $4.71 per share, primarily reflecting a reduction in a tax valuation allowance
  Adjusted earnings from continuing operations increased 23 percent to $0.54 per share
  Adjusted segment operating income increased 21 percent and margins expanded by 60 basis points due to productivity gains and volume
  New increased 2013 guidance ranges announced: total revenue growth of 11 to 12 percent, organic revenue growth of 5 to 6 percent and adjusted earnings of $1.97 to $2.00 per share

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 31, 2013--ITT Corporation (NYSE:ITT) today reported that third-quarter 2013 total revenue grew by 16 percent to $634 million with 9 percent organic revenue growth (defined as total revenue excluding foreign exchange, recent acquisitions and divestitures). ITT’s revenue growth reflects gains in key geographies and strategic end markets, including 56 percent growth in energy, 14 percent growth in transportation and 1 percent growth in industrial.

On a GAAP and adjusted basis, segment operating margins improved by 60 basis points, reflecting net operating productivity and increased volume partially offset by the impact of the Bornemann Pumps acquisition and the funding of strategic investments. Excluding the impact of the acquisition, adjusted segment operating margins improved 170 basis points.

Third-quarter GAAP earnings from continuing operations increased to $4.71 per share, primarily reflecting a reduction in a U.S. tax valuation allowance recorded at the end of 2011. Adjusted earnings from continuing operations, which excludes special items, increased 23 percent to $0.54 per share, reflecting a 21 percent increase in adjusted segment operating income and a lower share count due to repurchases in the first half of the year.

“Throughout 2013, our team has executed at a high level and I am pleased to report another quarter of positive revenue growth, margin expansion and EPS improvement,” said CEO and President Denise Ramos. “Our financial performance reflects our efforts throughout ITT to continually enhance our strategic alignment with key end markets, geographies and customers across our businesses.

“Our growth is being driven by our strong positions in the high-growth energy, transportation and industrial end markets, our commitment to enhancing our manufacturing capabilities in key growth countries such as China and Korea, and our emphasis on ensuring a premier customer experience. We are swiftly and consistently executing our strategies to drive profitable growth and value creation while making sustainable achievements that position us well to continue to deliver strong results.”

2013 Third-Quarter Business Segment Results

All results are compared with the prior-year third quarter.

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  2013 third-quarter total revenue was up 19 percent to $285 million and organic revenue was up 6 percent. The organic growth reflects a 50 percent increase in global oil and gas project shipments and a 12 percent increase in the North American chemical pumps project market. These gains were partially offset by weakness in North American short-cycle base pumps and in the global mining and general industrial markets. Organic orders were up 7 percent due to solid project activity, primarily in the oil and gas market. The total backlog has increased 24 percent in 2013.
  Adjusted operating income decreased 4 percent to $32 million, as net operating productivity and volume were offset by the funding of a strategic expansion of our oil and gas capabilities and unfavorable mix and large project pricing.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  2013 third-quarter total revenue increased 17 percent to $177 million and organic revenue increased 13 percent. The results reflect an 18 percent increase in global automotive brake pads driven by share gains and market growth in key geographies, including 21 percent growth in Western Europe and 31 percent growth in China. These gains were partially offset by weakness in our global rail shock absorber business.
  Adjusted operating income increased by 33 percent to $27 million. The gain reflects net operating productivity and higher sales volume, partially offset by pricing pressure.

Interconnect Solutions designs and manufactures connectors and interconnects for the aerospace, industrial and transportation markets.

  2013 third-quarter total revenue was up 14 percent to $104 million, with organic revenue up 15 percent. These results reflect a combined 36 percent increase in the North American aerospace and defense markets and a 14 percent increase in the general industrial market, as well as connector strength in emerging markets.
  Adjusted operating income increased significantly to $11 million, reflecting higher volumes, positive mix shift and the benefits of proactive restructuring actions. In the quarter, Interconnect Solutions continued making progress on efforts to enhance its focus on harsh environment connector applications in key end markets and improve global efficiency.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets.

  Third-quarter total revenue was up 3 percent to $70 million and organic revenue increased 4 percent. The results reflect 14 percent growth in aerospace components, partially offset by anticipated declines related to the fulfillment of an aerospace program, weakness in the global defense market and the impact of a large prior-year infrastructure project.
  Adjusted operating income decreased 9 percent to $14 million, as net operating productivity and positive impacts from pricing initiatives were more than offset by funding of investments to enhance our engineering and customer capabilities and unfavorable sales mix.

Annual Asbestos Remeasurement

In the third quarter, ITT recognized a net after-tax, asbestos-related charge of less than $1 million as a result of its annual remeasurement of the underlying assumptions used in liability and asset estimates. In addition, future cash flow expectations related to asbestos matters remain consistent with prior-year estimates.

Guidance

ITT’s operating performance in the first nine months of 2013 drove the company’s decision to raise its guidance for full-year total revenue, organic revenue and adjusted earnings per share. The revised revenue guidance ranges are now 11 to 12 percent for total revenue and 5 to 6 percent for organic revenue. Adjusted EPS guidance was increased to a range of $1.97 to $2.00 from a previous range of $1.86 to $1.92. The revised adjusted EPS guidance reflects a 5 percent increase at the mid-point compared to previous guidance and an 18 percent increase compared to the prior year’s adjusted EPS.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors.

For a reconciliation of GAAP to non-GAAP results, please click here.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2012 revenues of $2.2 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September		September
	2013	2012	2013	2012

Revenue	$634.0	$547.5	$1,851.4	$1,673.5

Costs of revenue	431.1	381.3	1,260.2	1,166.7
Selling, general and administrative expenses	125.2	101.6	370.2	293.5
Research and development expenses	16.1	15.1	48.9	47.8
Asbestos-related (benefit) costs, net	(15.4)	12.8	16.5	35.1
Total costs and expenses	557.0	510.8	1,695.8	1,543.1

Operating income	77.0	36.7	155.6	130.4
Interest and non-operating expenses, net	(2.3)	(5.0)	2.6	-
Income from continuing operations before
income tax (benefit) expense	79.3	41.7	153.0	130.4
Income tax (benefit) expense	(354.4)	(19.0)	(325.0)	43.0
Income from continuing operations	433.7	60.7	478.0	87.4
(Loss) income from discontinued operations, net of tax	(2.3)	12.3	0.5	5.6
Net Income	431.4	73.0	478.5	93.0
Less: Income attributable to noncontrolling interest	0.7	-	1.2	-
Net Income attributable to ITT Corporation	$430.7	$73.0	$477.3	$93.0

Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	433.0	60.7	476.8	87.4
(Loss) income from discontinued operations, net of tax	(2.3)	12.3	0.5	5.6
Net Income	$430.7	$73.0	$477.3	$93.0

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$4.79	$0.65	$5.24	$0.94
Discontinuing operations	(0.03)	0.14	0.01	0.06
Net income	$4.76	$0.79	$5.25	$1.00

Diluted:
Continuing operations	$4.71	$0.65	$5.17	$0.93
Discontinuing operations	(0.02)	0.13	-	0.06
Net income	$4.69	$0.78	$5.17	$0.99

Weighted average common shares - basic	90.4	92.5	91.0	93.2
Weighted average common shares - diluted	91.9	93.5	92.3	94.3

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Cash and cash equivalents	$480.6	$544.5
Receivables, net	543.3	440.3
Inventories, net	297.4	304.2
Other current assets	370.2	251.4
Total current assets	1,691.5	1,540.4

Plant, property and equipment, net	385.2	373.1
Goodwill	655.5	651.4
Other intangible assets, net	109.0	123.3
Asbestos-related assets	448.6	525.3
Deferred income taxes	345.2	21.4
Other non-current assets	160.3	151.2
Total assets	3,795.3	3,386.1

Liabilities and Shareholders' Equity
Accounts payable	345.2	347.0
Accrued and other current liabilities	516.9	458.3
Total current liabilities	862.1	805.3

Asbestos-related liabilities	1,185.4	1,255.0
Postretirement benefits	327.8	330.3
Other non-current liabilities	294.0	292.3
Total liabilities	2,669.3	2,682.9

Total ITT Corporation shareholders' equity	1,121.1	703.2
Noncontrolling interests	4.9	-
Total shareholders' equity	1,126.0	703.2
Total liabilities and shareholders' equity	$3,795.3	$3,386.1

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012

Operating Activities
Net income	$478.5	$93.0
Less: Income from discontinued operations	0.5	5.6
Less: Income attributable to noncontrolling interest	1.2	-
Income from continuing operations - ITT Corp	476.8	87.4

Adjustments to income from continuing operations:
Depreciation and amortization	66.5	50.0
Stock-based compensation	9.7	9.4
Asbestos-related costs, net	16.5	35.1
Asbestos-related payments, net	(19.2)	(28.2)
Contributions to pension plans	(2.5)	(35.3)
Changes in assets and liabilities:
Change in receivables	(106.5)	(59.2)
Change in inventories	7.4	(15.1)
Change in accounts payable	4.4	(11.5)
Change in accrued expenses	(3.5)	(44.1)
Change in accrued and deferred income taxes	(340.1)	153.1
Other, net	(10.9)	33.7
Net Cash - Operating Activities	98.6	175.3

Investing Activities
Capital expenditures	(58.2)	(43.7)
Purchases of investments	(147.2)	-
Maturities of investments	84.8	-
Other, net	1.8	1.2
Net Cash — Investing Activities	(118.8)	(42.5)

Financing Activities
Short-term debt, net	53.5	(2.2)
Long-term debt, repaid	(6.0)	(0.3)
Repurchase of common stock	(87.9)	(76.9)
Issuance of common stock	28.0	40.2
Dividends paid	(18.3)	(17.2)
Excess tax benefit from equity compensation activity	5.3	4.1
Other, net	1.2	3.5
Net Cash — Financing Activities	(24.2)	(48.8)

Exchange rate effects on cash and cash equivalents	(1.1)	(8.8)

Cash from (used for) discontinued operations:
Operating Activities	(18.4)	(1.1)
Investing Activities	-	(0.1)
Financing Activities	-	(1.9)
Exchange rate effects on cash and cash equivalents	-	-
Net Cash – Discontinued Operations	(18.4)	(3.1)

Net change in cash and cash equivalents	(63.9)	72.1
Cash and cash equivalents — beginning of year	544.5	689.9
Cash and Cash Equivalents - End of Period	$480.6	$762.0

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during the last twelve months. Divestitures include sales of insignificant portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes translation at a constant exchange rate for the current and prior periods.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude costs incurred in connection with the acquisition of Bornemann Pumps, the Transformation, restructuring charges and spin-related repositioning charges; and adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consist of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Income from Continuing Operations and Adjusted EPS from Continuing Operations are defined as income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items. Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, restructuring costs and asset impairment charges, acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits on an after-tax basis that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Third Quarter 2013 & 2012
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2013	3M 2012	2013 vs. 2012	2013 vs. 2012	3M 2013	3M 2013	Adj. 13 vs. 12	Adj. 13 vs. 12

Revenues
ITT Corporation - Consolidated	634.0	547.5	86.5	15.8%	(33.1)	(3.7)	49.7	9.1%

Industrial Process	285.0	239.9	45.1	18.8%	(33.1)	2.6	14.6	6.1%
Motion Technologies	176.8	151.1	25.7	17.0%	0.0	(6.8)	18.9	12.5%
Interconnect Solutions	103.9	90.8	13.1	14.4%	0.0	0.3	13.4	14.8%
Control Technologies	69.9	67.6	2.3	3.4%	0.0	0.2	2.5	3.7%

Orders
Total Segment Orders	677.5	550.7	126.8	23.0%	(68.9)	(1.3)	56.6	10.3%

Industrial Process	329.7	247.5	82.2	33.2%	(68.9)	4.3	17.6	7.1%
Motion Technologies	182.5	147.2	35.3	24.0%	0.0	(6.4)	28.9	19.6%
Interconnect Solutions	100.6	91.0	9.6	10.5%	0.0	0.5	10.1	11.1%
Control Technologies	66.2	67.0	(0.8)	(1.2%)	0.0	0.3	(0.5)	(0.7%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation
Reported vs Adjusted Segment Operating Income & OI Margin
Third Quarter of 2013 & 2012
(In Millions)

	3M 2013	3M 2013		3M 2013	3M 2012	3M 2012		3M 2012	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 13 vs. 12		As Adjusted 13 vs. 12

Revenue:
Industrial Process	285.0			285.0	239.9			239.9	18.8%		18.8%
Motion Technologies	176.8			176.8	151.1			151.1	17.0%		17.0%
Interconnect Solutions	103.9			103.9	90.8			90.8	14.4%		14.4%
Control Technologies	69.9			69.9	67.6			67.6	3.4%		3.4%
Intersegment eliminations	(1.6)			(1.6)	(1.9)			(1.9)	(15.8%)		(15.8%)
Total Revenue	634.0			634.0	547.5			547.5	15.8%		15.8%

Operating Margin:
Industrial Process	9.7%	140	BP	11.1%	12.8%	90	BP	13.7%	(310)	BP	(260)	BP
Motion Technologies	14.0%	140	BP	15.4%	12.3%	120	BP	13.5%	170	BP	190	BP
Interconnect Solutions	10.4%	50	BP	10.9%	(1.0%)	190	BP	0.9%	1,140	BP	1,000	BP
Control Technologies	19.6%	-	BP	19.6%	22.0%	20	BP	22.2%	(240)	BP	(260)	BP
Total Operating Segments	12.1%	110	BP	13.2%	11.5%	110	BP	12.6%	60	BP	60	BP

Income:
Industrial Process	27.7	3.9		31.6	30.6	2.4		33.0	(9.5%)		(4.2%)
Motion Technologies	24.8	2.5		27.3	18.6	1.9		20.5	33.3%		33.2%
Interconnect Solutions	10.8	0.5		11.3	(0.9)	1.6		0.7	(1300.0%)		1514.3%
Control Technologies	13.7	0.0		13.7	14.9	0.1		15.0	(8.1%)		(8.7%)
Total Segment Operating Income	77.0	6.9		83.9	63.2	6.0		69.2	21.8%		21.3%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, certain costs associated with the Bornemann Pumps acquisition, transformation and repositioning costs associated with spin-related activities, restructuring costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter of 2013 & 2012
(In Millions, except EPS and shares)

										Percent Change
	Q3 2013	Non-GAAP		Q3 2013	Q3 2012	Non-GAAP		Q3 2012	2013 vs. 2012	2013 vs. 2012
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	77.0	6.9	#A	83.9	63.2	6.0	#A	69.2

Interest Income (Expense)	3.2	(4.2)	#B	(1.0)	6.2	(7.5)	#B	(1.3)
Other Income (Expense)	(0.9)	-		(0.9)	(1.2)	-		(1.2)
Gain on sale of Assets	-	-		-	-	-		-
Corporate (Expense)	-	(10.2)	#C	(10.2)	(26.5)	17.4	#C	(9.1)

Income from Continuing Operations before Tax	79.3	(7.5)		71.8	41.7	15.9		57.6

Income Tax Benefit (Expense)	354.4	(375.6)	#D	(21.2)	19.0	(35.9)	#E	(16.9)

Income from Continuing Operations	433.7	(383.1)		50.6	60.7	(20.0)		40.7

Less: Non Controlling Interest	0.7	-		0.7	-	-		-

Income from Continuing Operations - ITT Corporation	433.0	(383.1)		49.9	60.7	(20.0)		40.7

EPS from Continuing Operations	4.71	(4.17)		0.54	0.65	(0.21)		0.44	0.10	22.7%

Note: Amounts may not calculate due to rounding.
#A - 2013 segment operating income includes repositioning and transformation costs ($3.6M); costs related to product line exit ($1.7); restructuring costs ($1.6M).
#A - 2012 segment operating income includes transformation costs ($0.9M); restructuring costs ($3.6M) and acquisition costs related to Bornemann Pumps ($1.5M).
#B - 2013 interest income of ($3.5M) related to a legacy settlement and ($0.7M) reduction in interest expense related to tax audits.
#B - 2012 adjustment of ($7.5M) is a reduction in interest expense related to closure of tax audits.
#C - 2013 corporate operating expense includes repositioning costs ($5.0M); restructuring costs ($0.1M); other special income ($15.3M).
Notes:
($15.3M) other special income includes other integration costs ($0.1M) and net asbestos related income ($15.4M).
($15.4M) net asbestos related income includes insurance settlement ($31.0M), adjustment to maintain 10 year accrual ($15.1M) and remeasurement ($0.5M).
#C - 2012 corporate operating expense includes transformation costs ($1.7M); repositioning costs ($1.9M); restructuring costs ($1.0M) and asbestos related expense ($12.8M).
#D - 2013 includes various tax-related special items including reduction in tax valuation allowances of ($374.6M).
#E - 2012 includes various tax-related special items including IRS audit settlement, return to provision true-up and tax basis balance sheet adjustments.

Note: Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Third Quarter 2013 & 2012
(In Millions)

	9M 2013	9M 2012

Net Cash - Operating Activities	98.6	175.3

Capital Expenditures	58.2	43.7

Free Cash Flow, including Transformation	40.4	131.6

Transformation & Repositioning Capex	4.1	2.7

Transformation & Repositioning Cash Payments	25.1	45.1

Net Asbestos Cash Payments, pre-tax	19.2	28.2

Discretionary Pension Contributions, net of tax	-	11.8

Adjusted Free Cash Flow	88.8	219.4

Income from Continuing Operations - ITT Corp	476.8	87.4

Special Items (including Transformation & Repositioning Costs)	(335.7)	36.1

Income from Continuing Operations - ITT Corp., Excluding
Special Items	141.1	123.5

Adjusted Free Cash Flow Conversion	62.9%	177.7%

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com